Exhibit 99

Hormel Foods Announces Construction of New Production Facility

Dubuque, Iowa, facility will produce microwave meals

AUSTIN, Minn. (Jan. 30, 2008) — Hormel Foods Corporation (NYSE:HRL) announced that construction on a new production facility in Dubuque, Iowa, is expected to begin this year. The facility will be operated by a wholly-owned subsidiary of Hormel Foods Corporation. Total cost of the project is estimated at $89 million.

“Consumer demand for shelf stable microwave meals is exploding. This investment will allow us to increase our production capacity and continue our leadership position through innovation and new products,” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer, Hormel Foods.

“Dubuque is an excellent location. It offers a talented work force and a vibrant cultural environment,” said Russell C. Potter, vice president of grocery products operations for the company. “The proximity of Dubuque to our main grocery products distribution center was an important logistical consideration.”

Groundbreaking for the 327,000 square-foot facility is scheduled for early summer 2008, and the plant is expected to be operational by November 2009. The deal is subject to the finalization of state and local incentives. Initially, a total of 180 new jobs will be created with more expected in future phases.

For additional information about Hormel Foods, go to http://www.hormelfoods.com.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. In each of the past nine years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value.